Exhibit 10.5
CONSULTING AGREEMENT
     This Agreement is entered into on December 4, 2006, by and between CHATEAU ENERGY, INC., a Texas corporation, (“CHATEAU”) and GREENHUNTER ENERGY, INC., a Delaware corporation, (“GREENHUNTER” or the “Company”), each individually referred to herein as (“Party”) and both collectively referred to herein as (“Parties”).
     WHEREAS, CHATEAU has vast experience in the energy industry and is a developer in the renewable energy and the bio-fuels sector.
     WHEREAS, GREENHUNTER is developing a diversified renewable energy and bio-fuels company and is desirous of engaging the services of CHATEAU to locate and develop on behalf of GREENHUNTER projects in this area.
     NOW, THEREFORE, the Parties hereby agree to the following Consulting arrangement as follows:
ARTICLE I
BUSINESS DEVELOPMENT
Section 1.1. Purpose. GREENHUNTER agrees to grant CHATEAU the non-exclusive right to represent GREENHUNTER in the location and development of renewable energy and bio-fuel projects (the “Projects”) within the scope of a consulting agreement.
Section 1.2. Developer. CHATEAU shall be responsible for locating, analyzing and delineating the business viability, as well as providing an adequate development strategy and executing on this strategy to provide closure for GREENHUNTER of the Projects.
Section 1.3. Provider. Once GREENHUNTER has agreed with CHATEAU to pursue a Project, then GREENHUNTER shall be responsible for providing personnel and financial support for the developing efforts of CHATEAU that is to include but not limited to, engineering, permitting, third party consultants and pre-agreed to out-of-pocket expenses of CHATEAU as Developer.
ARTICLE II
TRANSACTION
Section 2.1. Right to Earn. Pursuant to its performance in this Consulting Agreement, CHATEAU shall be entitled to receive restricted shares of common stock. For each and every transaction that CHATEAU is able to bring to closing for GREENHUNTER, its subsidiaries and/or affiliates, the Board of Directors of GreenHunter and CHATEAU shall agree to negotiate in good faith an equitable value for each transaction prior to closing based on the magnitude, type and potential profitability of each Project. If the parties hereto do not agree on an equitable arrangement, then GREENHUNTER agrees it will pass on that particular Project.
Section 2.2 Bonus Granted. CHATEAU has been and will continue to be instrumental in GREENHUNTER’s ability to understand and conduct business in the renewable industry in California and as an incentive bonus, GREENHUNTER shall pay $1,500,000, such consideration being paid in the form of 300,000 shares of common stock, par value $.001 per share (the Shares”) to CHATEAU no later than May 14, 2007.
Section 2.3 Contractual Fees. GREENHUNTER throughout the term of this Agreement will pay a quarterly fee of $98,000 to CHATEAU. The first quarterly payment of $98,000 being due and payable on June 30, 2007 and will continue every quarter thereafter until the last payment of March 31, 2012. This payment is a contractual obligation for the five-year term of this Agreement.
Section 2.4 SCE Approvals. If CHATEAU is unable to secure SCE approval of the transfer of the Power Purchase Agreement into GREENHUNTER and that sale is terminated, then this Agreement shall become null and void with no further obligation one to the other.
ARTICLE III
RESPONSIBILITIES AND OBLIGATIONS
Section 3.1. Cooperation & Exclusivity. The Parties or their assigns agree to cooperate in all aspects including the exchange of necessary information as required for the fulfillment of the objectives of this Agreement. As further cooperation, CHATEAU agrees that this Agreement with GREENHUNTER is on an exclusive basis. This exclusivity is a first right of refusal on Projects located by CHATEAU. If GREENHUNTER passes on the right to a Project in writing, then CHATEAU has the right to develop such Project as its own. GREENHUNTER shall supply CHATEAU with a letter of authority to represent GREENHUNTER in this capacity. If the parties hereto jointly decide to pass on a Project located by CHATEAU, GREENHUNTER agrees not to pursue such Project without the inclusion of CHATEAU. This provision shall remain in full force and effect for a period one (1) year from the date of termination of this Agreement. For purposes of this Section, GREENHUNTER is deemed to include any and all of its affiliates, subsidiaries, and related third parties.
Section 3.2. Confidentiality. The Parties acknowledge and understand that in the course of performance under this Agreement, each may be exposed to sensitive commercial and proprietary information developed by the other Party through great expense over a long period of time and that the disclosure of such information to a person not a Party to this Agreement could cause irreparable harm to the other Party. Accordingly, all Parties agree to exercise reasonable precautions to safeguard the confidential or proprietary nature of such information. All Parties shall prevent the unauthorized disclosure or use of such information without the prior written consent of the other Party. Each Party agrees not to use such information for any purpose not connected to the Projects. This obligation of confidentiality shall not apply to information (i) which is in the public domain or enters the public domain other than by breach of this Agreement, (ii) which is revealed to a Party by a person not bound to an obligation of confidentiality to a Party to this Agreement, or (iii) which can be shown to have been previously known or independently developed by a Party. This Section 3.2 shall remain in full force and effect for a period one (1) year from the date of termination of this Consulting Agreement.
ARTICLE IV
REPRESENTATIONS & WARRANTIES
Section 4.1. Valid Existence. Each Party represents and warrants to the other that it is a corporation duly organized, validly existing and in good standing under the laws of its place of organization.
Section 4.2. Qualified. Each Party represents and warrants to the others that it is qualified to do business and is in good standing in all jurisdictions where such registration might be required by reason of performance under this Agreement.
Section 4.3. Authority. Each Party represents and warrants to the other that it has full corporate authority to enter into and perform its obligations under this Agreement; and this Agreement does not violate, conflict with or constitute a default under any agreement.
Section 4.4. Indemnification. Each Party agrees to indemnify and hold the other Party and their affiliates, and their respective directors, officers, employees, attorneys and such affiliates harmless from and against any and all claims, actions, causes of action, liabilities, damages, losses, costs (including, without limitation, court costs and reasonable attorneys’ fees), of any kind or character, arising out of or otherwise relating to this Agreement or breach of any representations of any Party contained herein.
Section 4.5. No Public Sale or Distribution. Chateau is acquiring the Shares for investment purposes, as principal for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “1933 Act”); provided, however, that by making the representations herein, Chateau does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. Chateau is acquiring the Shares hereunder in the ordinary course of its business. Chateau does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

Section 4.6. Accredited Investor Status. At the time Chateau was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) of Regulation D under the 1933 Act (“Regulation D”). Chateau is not a registered broker-dealer under Section 15 of the 1934 Act.
Section 4.7. Experience of Chateau. Chateau, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. Chateau is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.
Section 4.8. Reliance on Exemptions. Chateau understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Chateau’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Chateau set forth herein in order to determine the availability of such exemptions and the eligibility of Chateau to acquire the Shares.
Section 4.9. Information. Chateau and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by Chateau. Chateau and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted by Chateau or its advisors, if any, or its representatives shall modify, amend or affect Chateau’s right to rely on the Company’s representations and warranties contained herein. Chateau understands that its investment in the Shares involves a high degree of risk. Chateau has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.
Section 4.10. No Governmental Review. Chateau understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.
Section 4.11. Transfer or Resale. Chateau understands that: (i) the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) sold, assigned or transferred pursuant to an exemption from such registration, provided that upon the request of the Company, Chateau delivers to the Company an opinion of counsel, in a form reasonably acceptable to the Company, confirming the availability of such exemption, or (C) Chateau provides the Company with reasonable assurance that such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended,

(or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Sharesunder circumstances in which the seller may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other person is under any obligation to register the Shares under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.
Section 4.12. Legends. Chateau understands that the certificates or other instruments representing the Securities, except as set forth below, shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):
THE SHARES BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (A) REGISTERED UNDER AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION, PROVIDED THAT UPON THE REQUEST OF THE COMPANY THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.
The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (i) such Shares are registered for resale under the 1933 Act , or (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale or transfer of the Shares may be made without registration under the applicable requirements of the 1933 Act, or (iii) following a sale of transfer of such Securities pursuant to Rule 144 (assuming the transferor is not an affiliate of the Company), or (iv) while such Securities are eligible for sale under Rule 144(k).

ARTICLE V
MISCELLANEOUS
Section 5.1. Choice of Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Texas applicable to contracts made and to be performed entirely with such state and laws of the United States of America.
Section 5.2. Severance. Should one or more provisions of this Agreement be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected.
Section 5.3. Counterparts. This Agreement may be executed in counterparts, all of which are identical, and all such counterparts, when taken together, shall constitute one and the same document.
Section 5.4. Notice. Any notice, request, consent, approval or other document, instrument or communication required or which may be given hereunder shall be in writing and deemed delivered upon notice if delivered personally, upon confirming advice of transmission and the notice if a facsimile copy is delivered by telecopy, upon notice if delivered by registered mailed or by courier. Each such notice, request, consent, approval or other document shall be addressed as follows:
If to CHATEAU:
Mr. Dana M. Dutcher
Chateau Energy, Inc.
10440 North Central Expressway
Suite 1475
Dallas, Texas 75231
Phone: 214-891-3360
Fax: 214-891-3366
If to GREENHUNTER:
Mr. Michael K. Studer, President
GreenHunter Energy, Inc.
3129 Bass Pro Drive
Grapevine, Texas 76051
Phone: 469-293-4397
Fax: 972-550-7464

The Parties may change the address to which such notices may be sent by sending notice of such change in the manner set forth above.
Section 5.5. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective heirs, devisees, personal representatives, successors, and assigns.
Section 5.6. Term of Agreement. This Agreement shall remain in full force and effect for five (5) years from the date set forth above.
     IN WITNESS WHEREOF, the Parties have executed this Consulting Agreement effective the date set forth above.

CHATEAU ENERGY, INC.		GREENHUNTER ENERGY, INC.

By:		By:
Name:	Dana M. Dutcher	Name:
Title:	President	Title: